Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gateway Casinos & Entertainment Limited

We consent to the use of our reports included herein on our audits of the Combined Schedules of Revenue and Direct Expenses of Ontario Lottery and Gaming Corporation, for the:

—	North Gaming Bundle for the years ended March 31, 2017 and 2016;

—	Southwest Gaming Bundle for the years ended March 31, 2017 and 2016; and

—	Central Gaming Bundle for the years ended March 31, 2018 and 2017 and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Toronto, Canada

November 19, 2018